Delinquency

Delinquency Cat	Borrower	Loan Number	Loan Prospectus ID	Property Name	Property Type	Property City & State	Square Feet	Units	Paid to date	Ending Scheduled Loan Balance	Ending Scheduled Loan Bal date	Total P&I Advance Balance Outstanding	Other Expense Advance Outstanding Bal	Total T&I Advance Balance	Total Advance Bal	Total Exposure	Current Monthly P&I Payment	Current Interest Rate	Maturity Date	LTM NOI Date	LTM NOI	LTM DSCR	Valuation Date	Valuation Type	As is value	Loss	Total Appraisal Reduction Realized	Transfer Date	Foreclosure Date	Resolution Date	Workout Strategy	Asset Status Comments
90+Days	KRC Pulaski 841	M6104234	25	Pulaski Road Shopping Center	Retail	Chicago, IL 60632	N/A	N/A	20021201	$3,712,189.75	20021101	$0.00	$0.00	$0.00	$0.00	$3,712,189.75	$79,930.80	7.36	20310501	20020331	(389,730.24)	-0.4063	N/A	N/A	N/A	3712189.75	N/A	20020422	N/A	20021127	TBD	Special Servicer negotiated/accepted discounted payoff. PAR has received funds from Lennar Partners, Inc. and is in the process of applying to the loan system.

						FCL = Foreclosure
						LTM = Latest 12 Months either Last Normalized Annual, Normalized YTD or Trailing 12 months, if available.
						*Workout Strategy should match the CMSA Loan Periodic Update File using abbreviated words in place of a code number such as (FCL - In Foreclosure, MOD - Modification, DPO - Discount Payoff, NS - Note Sale,
						BK - Bankruptcy, PP - Payment Plan, TBD - To be determined etc). It is possible to combine the status codes if the loan is going in more than one direction (i.e. FCL/Mod, BK/Mod, BK/FCL/DPO).
						**BPO - Broker opinion

Last Updated on 12/17/02
By KChristensen